Sonus NETWORKS

August 7, 2007

Albert A. Notini
100 Barretts Mill Road
Concord, MA 01742

Re: Separation of Employment

Dear Bert:

This letter agreement ("Agreement") will confirm the terms of your separation from Sonus Networks, Inc. ("Sonus" or the "Company").

1. Separation. You and the Company agree that your employment is terminated with Good Reason as defined in and consistent with your Employment Agreement dated April 6, 2004 (the "Employment Agreement"). Your employment termination is effective as of August 10, 2007 ("Separation Date").

2. Payments. Subject to your execution of this Agreement and after six (6) months and a day from your Separation Date, you will receive a lump sum payment of $901,783.00, which is equal to the sum of: (i) $487,450 (calculated as eighteen (18) months of your annualized base salary of $325,000; and (ii) $414,333 (calculated as eighteen (18) months of your On Target Bonus (85%) at your current applicable rate ("Lump Sum Payment"). Sonus also will pay to you on your Separation Date, per the terms of the Company's vacation policy, an amount in respect of your accrued but unused days of vacation as of your Separation Date. All payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you in order to comply with such withholding obligations. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

3. Health Benefits. Your current health benefits (medical, dental and vision) will continue through August 31, 2007. After this date, you will have the right to continue your coverage by electing COBRA. The Company will pay the COBRA premiums (subject to the premiums you are currently making for such benefits) through eighteen months from your Separation Date (February 10, 2009). If you wish to continue COBRA after this date, all insurance premiums, and any administrative fees associated therewith, shall be your sole responsibility and must be paid by you not later than the due date of such premiums and fees.

4. Cessation of Benefits. You will cease to be an active participant in the following benefit plans and arrangements as of your Separation Date: vacation accrual, sick and personal

day accrual, life and accidental death and dismemberment, 401(k), flexible spending accounts and short-term/long-term disability. You are advised to consult Sonus' Human Resources Department with respect to your rights to continue certain benefits at your own expense.

5. Stock Options. The stock options in your new hire employment stock option grant granted to you by Sonus that are unvested as of the Separation Date will continue to vest on a monthly basis in accordance with the terms of your Employment Agreement and the applicable Option Agreements during the eighteen (18) month period following the Separation Date (or through February 10, 2009). Your vested and unexercised stock options will remain outstanding and exercisable for a period equal to the lesser of twenty-four (24) months from the Separation Date (August 10, 2009) or the remaining life of the option. Attached as Exhibit A is a schedule outlining the number of vested stock options to which you are currently entitled and exercise price, and the number of additional options that have been granted to you, which will vest in accordance with the applicable Option Agreements and this paragraph 5, and their exercise price.

6. Stock Transactions. As of your Separation Date, you will no longer be obligated to comply with Sonus' trading blackout restrictions regarding the purchase or sale of Sonus stock or the exercise of Sonus stock options, although you still will be subject to laws regarding insider trading.

7. 401(k) Plan. All contributions to the Sonus Networks 401(k) Plan will continue through your Separation Date. You will be allowed under the plan to maintain your accumulated Sonus Networks 401K account funds in your Sonus Networks 401K account for an unspecified period of time, or until you close the account, unless the Sonus Networks 401K Plan provides for a specified end date by which you must withdraw or rollover your account funds. If your balance is less than $5,000.00, you are encouraged to rollover your money or take a distribution.

8. Business Expenses. Sonus will reimburse you for any and all business related expenses (in accordance with Sonus' expense reimbursement, travel and entertainment policies) due to you for expenses incurred through your Separation Date. You will be required to complete a Sonus expense report and submit it to me no later than fourteen (14) days after your Separation Date.

9. Board Resignation. You hereby resign from the Board of Directors of Sonus effective August 7, 2007. You agree to cooperate with Sonus with respect to drafting and issuing a press release and Form 8-K announcing your separation from the Company and resignation from the Board of Directors.

10. Sonus Property. You agree to return to the Company all Company property and materials, including but not limited to, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, telephone charge cards, manuals, building keys and passes, names and addresses of all Company customers

and potential customers, customer lists, customer contacts, sales information, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company). You may purchase, if you choose and upon payment of a reasonable fee to be agreed with the Company, your cell phone and your personal computer after the Company has removed any Sonus proprietary information and any software for which we may not transfer the license(s) and after the Company has confirmed that all relevant information on your system, including, if applicable, your hard drive, document registry and e-mail mailbox, has been backed up by the Company. You agree to cooperate with instructions that will be provided to make the computer available. You agree that if you discover any other Company or proprietary materials in your possession after the Separation Date, you will immediately notify the Company and return such materials to the Company.

11. Contractual Obligations. Your Sonus Non-competition and Confidentiality Agreement continues in effect, per its terms, after your separation of employment and you continue to be bound by all pertinent provisions thereof.

12. Cooperation. You agree to cooperate with and assist the Company in any administrative or judicial proceedings involving the Company, including but not limited to making yourself available at reasonable times upon reasonable notice for meetings with counsel, depositions, and court appearances. The Company agrees to take all reasonable steps to insure that any required assistance does not interfere with any other work in which you may then be engaged. In consideration of the releases and other commitments made by and between the parties as set forth in this Agreement, Sonus will pay your costs and expenses, including reasonable attorneys' fees, incurred in connection with any claim, lawsuit, formal or informal investigation, subpoena, regulatory proceeding or any other proceeding which arises out of or is related to the Company's activities during your employment. Sonus' obligation to pay such fees shall be conditioned upon your continued compliance with the terms of this Agreement.

13. Non-Disparagement Obligations. You agree that you will not make or cause to be made, any statements, orally or in writing, which disparage or reflect negatively on Sonus, its officers or employees or damage the personal or business reputation of Sonus, its officers or employees. Sonus will instruct its directors and officers, and those employees made privy to the terms of this Agreement not to make any statements, orally or in writing, which disparage or reflect negatively on you or damage your personal or business reputation. Written or oral statements that are compelled by subpoena or otherwise by law or made in connection with any legal, regulatory or statutory procedure or proceeding are specifically exempt from this provision.

14. Reference Requests. You should make any request for a reference to Human Resources. Human Resources will respond to reference requests by indicating that Sonus Policy permits that the only information provided will be job title and dates employment.

15. Entire Agreement. Except for your Sonus Non-competition and Confidentiality Agreement, your Stock Option Agreements and your Indemnity Agreement, this Agreement contains the entire agreement between Sonus and you and fully supersedes any and all prior agreements, communications or understandings, whether oral or written, pertaining to the subject matter of this Agreement. You represent and acknowledge that in executing this Agreement you have not relied upon any representation or statement made by any employee or representative of Sonus that is not stated in this Agreement.

16. Choice of Law. The law of the Commonwealth of Massachusetts will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement, and you hereby submit to the jurisdiction and venue of any Massachusetts court.

17. General Terms. In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both you and an authorized Company officer. Any waiver of any provision of this Agreement by the Company shall not constitute a waiver of any other provision of this Agreement unless the Company expressly so indicates otherwise. This Agreement may be modified only by a written agreement signed by you and an authorized Company representative. This Agreement shall not be assigned by you but shall be binding on the parties hereto and their respective heirs, legal representatives, successors and assigns and shall inure to the benefit of the Company's successors and assigns. If you should die while any amount payable under this Agreement would still be payable to you hereunder had you lived, all such amounts shall be paid in accordance with this Agreement to your devisee, legatee, or other designee, or if there is no such identified person, to your estate. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

Very truly yours,
SONUS NETWORKS, INC.

By:
Hassan Ahmed
Chief Executive Officer

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, THAT YOU FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, THAT YOU FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT YOU ARE VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASEES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

ACCEPTED & AGREED:

By: __________________________

Albert A. Notini

Schedule A

Sonus Networks, Inc.

PERSONNEL SUMMARY
AS OF 8/6/2007

Report Type: Options
ID is equal to 020-48-4779

Name	ID	Grant Number	Grant Date	Plan/Type	Shares	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
Notini, Albert A.	020-48-4779	NQ004015	3/26/2003	97/NQ	50,000	$2.130000	0	50,000	0	0	50,000	50,000
		00005166	4/6/2004	97/ISO	100,248	$3.990000	0	66,832	0	33,416	100,248	66,832
		00005167	4/6/2004	97/NQ	2,349,752	$3.990000	0	1,974,834	0	374,918	2,349,752	1,974,834
			TOTALS		2,500,000		0	2,091,666	0	408,334	2,500,000	2,091,666